Exhibit 99(k)

Minutes of the Special Meeting of the

Board of Director(s)

of

PGI ENERGY FUND I SERIES- 2010, INC

The special meeting of the Board of Directors of the above captioned Corporation was held on the date, time and at the place set forth in the written Waiver of Notice signed by all the Directors, fixing such time and place, and prefixed to the minutes of this meeting.

All of the Director(s) named in the Formation Document were present and participated throughout the meeting.

Marcellous S. McZeal acted as Chairman, and acted as Secretary.

The Chairman called the meeting to order and announced that a quorum was present. The Chairman presented these documents to the meeting and upon motion duly made, seconded and unanimously adopted; they were approved and ordered to be filed in the minute book as part of the permanent records of the Corporation.

1)	Adopt Disclosure Committee Charter
2)	Board Resolution Appointing Audit Committee
3)	Board Resolution Appointing Disclosure Committee
4)	Board Approval to Submit Registration Statement Form 10 to SEC and all relevant information to become a public corporation
5)	Board Members completion of D & O Questionnaire and approval to file with SEC

Marcellous S. McZeal: Chief executive Officer

Marcellous S. McZeal: Secretary

There being no further business to come before the meeting, upon motion duly made, seconded and unanimously carried, the same was adjourned.

Director Signature	Director Signature

Director Signature	Director Signature

Director Signature	Director Signature

Director Signature	Director Signature

Affix Corporation Seal below: